EXHIBIT 99.1

AntriaBio, Inc. Establishes Manufacturing and Laboratory
Facility in Colorado

MENLO PARK, CA – (May 12, 2014) – AntriaBio, Inc. (OTCQB: ANTBD; ticker will revert back to ANTB on May 21, 2014), a biopharmaceutical corporation focused on developing novel therapeutics to treat patients with diabetes and metabolic disease, announced today that the Company has established its primary manufacturing and laboratory facility in Louisville, Colorado. AntriaBio entered into an agreement for the lease of the comprehensive facility which will allow the Company to conduct research as well as manufacture microspheres for its lead product candidate AB101, a once-weekly basal insulin for the treatment of diabetes.

Nevan Elam, AntriaBio’s Chairman and Chief Executive Officer commented, “Establishing our manufacturing and research presence is an exciting and critical step forward for the Company, as we are now poised to work as an integrated team to make clinical material for AB101 and advance that program through the next phase of development.”

Located just outside of Boulder, Colorado, the address of the new facility is 1450 Infinite Drive, Louisville, Colorado and comprised of approximately 27,000 square feet including separate laboratory space, manufacturing suites and office space. State-of-the-art laboratory and manufacturing equipment acquired by AntriaBio through the acquisition of PR Pharmaceuticals, Inc.’s intellectual property and assets in 2013, will be moved into the new facility next week and will be used for AB101, as well as other potential pipeline candidates. The Company’s corporate headquarters will continue to be located in Silicon Valley in Menlo Park, California.

About AntriaBio, Inc.

AntriaBio is a biopharmaceutical company focused on developing novel therapeutics to treat patients with diabetes and metabolic disease. AntriaBio's development strategy combines FDA approved pharmaceutical agents with its proprietary delivery technology. AntriaBio's lead product candidate is AB101, an injectable once-a-week basal insulin for Type 1 and Type 2 diabetes. For more information visit: www.antriabio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain.

Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Jenene Thomas
Investor Relations and Corporate Communications Advisor
Jenene Thomas Communications, LLC
(908) 938-1475

Source: AntriaBio

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